FORM 3                U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

           Filed pursuant to Section 16(a) of the Securities Exchange
                Act of 1934, Section 17(a) of the Public Utility
               Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1990

                                                    OMB APPROVAL
                                     ------------------------------------------
                                     OMB Number:                      3235-0414
                                     Expires:                September 30, 1998
                                     Estimated average burden
                                     hours per response.....................0.5
                                     ------------------------------------------

-------------------------------------------------------------------------------


1.  Name and Address of Reporting Person

  High River Limited Partnership

  (Last)      (First)           (Middle)


100 South Bedford Road

----------------------------------------
               (Street)



Mount Kisco, NY 10549
----------------------------------------------
(City)        (State)          (Zip)


2.  Date of Event Requiring
    Statement
    (Month/Day/Year)
    12/27/96
----------------------------------


3.  IRS or Social Security Number
    of Reporting Person (Voluntary)


4.  Issuer Name and Ticker or Trading Symbol

McNEIL PACIFIC INVESTORS FUND 1972
----------------------------------------------


5.  Relationship of Reporting Person to Issuer
        (Check all applicable)
____ Director                _X__ 10% Owner
____ Officer (give           ____ Other (specify
              title below)               below)

         ----------------------------------

6.  If Amendment, Date of Original
    (Month/Day/Year)


7.  Individual or Joint/Group Filing
    (Check Applicable Line)

    X Form filed by One Reporting Person
   --
   -- Form filed by more than One Reporting Person

TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

-----------------------------------------------------------------------------------------------------------------------------------


1.  Title of Security    2.  Amount of Securities    3.  Ownership Form: Direct         4.  Nature of Indirect Beneficial Ownership
    (Instr. 3)               Beneficially Owned          (D) or Indirect (I)(Instr. 5)      (Instr. 5)
                             (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------
Units representing Limited         1,382                            D
-----------------------------------------------------------------------------------------------------------------------------------
Partnership Interests ("Units")
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                            (Print or Type Responses)
                                                                          (Over)

               TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1. Title of Derivative Security
   (Instr. 4)

---------------------------------

---------------------------------

---------------------------------

---------------------------------

---------------------------------

---------------------------------

---------------------------------

---------------------------------

---------------------------------

---------------------------------


2. Date Exercisable
   and Expiration Date
   (Month/Day/Year)

Date      Expira-
Exer-     tion
cisable   Date


-------------------------

-------------------------

-------------------------

-------------------------

-------------------------

-------------------------

-------------------------

-------------------------

-------------------------

-------------------------


3. Title and Amount of Securities
   Underlying Derivative Security
   (Instr. 4)

       Title        Amount
                    or
                    Number
                    of
                    Shares
------------------------------------

------------------------------------

------------------------------------

------------------------------------

------------------------------------

------------------------------------

------------------------------------

------------------------------------

------------------------------------

------------------------------------


 4. Conversion
    of Exercise
    Price of
    Derivative
    Security

------------------

------------------

------------------

------------------

------------------

------------------

------------------

------------------

------------------

------------------


5. Ownership Form of
   Derivative
   Security:
   Direct (D) or
   Indirect (I)
   (Instr. 5)

-------------------

-------------------

-------------------

-------------------

-------------------

-------------------

-------------------

-------------------

-------------------

-------------------


6. Nature of Indirect
   Beneficial
   Ownership
   (Instr. 5)

-------------------

-------------------

-------------------

-------------------

-------------------

-------------------

-------------------

-------------------

-------------------

-------------------

Explanation of Responses:

* Consists of (1) 875 Units tendered to the Reporting Person pursuant to a tender offer commenced on September 20, 1996 (the "Tender Offer") and transferred to the Reporting Person effective as of January 1, 1997, (2) 468 Units acquired by the Reporting Person prior to the commencement of the Tender Offer, and (3) 39 Units tendered to the Reporting Person pursuant to the Tender Offer and accepted for payment, but not yet submitted for transfer because of defective paperwork.

++Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

/s/ ROBERT J. MITCHELL                               1/6/97
-------------------------------------            ---------------
++Signature of Reporting Person                       Date


Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                                                                         Page 2